CARDERO RESOURCE CORP.
2006 ANNUAL GENERAL MEETING	Notice of Annual General Meeting of Shareholders Management Information Circular
Place:	Port of Hong Kong Suite, 3rd Floor Renaissance Vancouver Hotel Harbourside 1133 West Hastings Street Vancouver, British Columbia
Time:	2:00 p.m.
Date:	Wednesday, April 19, 2006

CARDERO RESOURCE CORP.

CORPORATE DATA	Head Office Suite 1901 – 1177 W. Hastings Street Vancouver, British Columbia V6E 2K3 Telephone: 604-408-7488 Toll Free: 888-770-7488 Facsimile: 604-408-7499 Web Site: www.cardero.com
Directors Officers Hendrik Van Alphen Hendrik Van Alphen, President & CEO Leonard Harris Michael W. Kinley, CFO Lawrence Talbot Marla Ritchie, Corporate Secretary Anthony Frizelle Murray Hitzman
Registrar & Transfer Agent Pacific Corporate Trust Company 3rd Floor, 510 Burrard Street Vancouver, British Columbia V6C 3B9
Legal Counsel Gowling Lafleur Henderson LLP Suite 2300, Four Bentall Centre P.O. Box 49122, 1055 Dunsmuir Street Vancouver, British Columbia V7X 1J1
Auditor Smythe Ratcliffe Chartered Accountants Suite 700 – 355 Burrard Street Vancouver, British Columbia V6C 2G8
Listing TSX Venture Exchange Symbol “CDU” American Stock Exchange Symbol “CDY” Frankfurt Stock Exchange Symbol “CR5”

CARDERO RESOURCE CORP.

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of CARDERO RESOURCE CORP. (hereinafter called the “Company”) will be held in the Port of Hong Kong Suite, at the Renaissance Vancouver Hotel Harbourside, 3rd Floor, 1133 West Hastings Street, Vancouver, British Columbia on Wednesday, the 19th day of April, 2006, at the hour of 2:00 p.m. (local time), for the following purposes:

1.

To receive the audited consolidated financial statements of the Company for the fiscal year ended October 31, 2005 (with comparative statements relating to the preceding fiscal period) together with the report of the Auditors thereon;

2.

To appoint auditors and to authorize the directors to fix their remuneration;

3.

To elect directors;

4.

To consider and, if thought fit, to pass an ordinary resolution providing the required annual approval to the Company’s 2002 Incentive Stock Option Plan, as more particularly described in the accompanying Information Circular; and

5.

To transact such further or other business as may properly come before the meeting or any adjournment or adjournments thereof.

Accompanying this Notice is an Information Circular dated March 15, 2006, a form of Proxy and an Annual/Interim Financial Statement and MD&A Request Form.  The accompanying Information Circular provides information relating to the matters to be addressed at the meeting and is incorporated into this Notice.

Shareholders are entitled to receive notice of and vote at the meeting either in person or by proxy.  Those who are unable to attend the meeting are requested to read, complete, sign, date and mail the enclosed form of proxy in accordance with the instructions set out in the proxy and in the Information Circular accompanying this Notice. Please advise the Company of any change in your mailing address.

DATED at Vancouver, British Columbia, this 15th day of March, 2006.

BY ORDER OF THE BOARD
“Henk Van Alphen” (signed)
HENK VAN ALPHEN, President & Director

CARDERO RESOURCE CORP.

INFORMATION CIRCULAR

(Containing information as at March 15, 2006 unless indicated otherwise)

SOLICITATION OF PROXIES

This Information Circular is furnished in connection with the solicitation of proxies by the management of Cardero Resource Corp. (the “Company”) for use at the Annual General Meeting of shareholders of the Company (and any adjournment thereof) to be held at 2:00 p.m. (Vancouver time) on Wednesday, April 19, 2006 at the place and for the purposes set forth in the accompanying Notice of Meeting.  While it is expected that the solicitation will be primarily by mail, proxies may be solicited personally or by telephone by the regular employees of the Company at nominal cost.  All costs of solicitation by management will be borne by the Company.

The contents and the sending of this Information Circular have been approved by the directors of the Company.

APPOINTMENT AND REVOCATION OF PROXIES

The individuals named in the accompanying form of proxy are directors and/or officers of the Company.  A SHAREHOLDER WISHING TO APPOINT SOME OTHER PERSON (WHO NEED NOT BE A SHAREHOLDER) TO REPRESENT HIM AT THE MEETING HAS THE RIGHT TO DO SO, EITHER BY STROKING OUT THE NAMES OF THOSE PERSONS NAMED IN THE ACCOMPANYING FORM OF PROXY AND INSERTING THE DESIRED PERSON’S NAME IN THE BLANK SPACE PROVIDED IN THE FORM OF PROXY OR BY COMPLETING ANOTHER FORM OF PROXY.  A proxy will not be valid unless the completed form of proxy is received by Pacific Corporate Trust Company, 3rd Floor, 510 Burrard Street, Vancouver, British Columbia, V6B 3B9, not less than 48 hours (excluding Saturdays, Sundays and holidays) before the time for holding the meeting or, with respect to any matters occurring after the reconvening of any adjournment of the Meeting, not less than forty-eight (48) hours prior to the time of recommencement of such adjourned meeting.

A shareholder who has given a proxy may revoke it by an instrument in writing executed by the shareholder or by his attorney authorized in writing or, where the shareholder is a corporation, by a duly authorized officer or attorney of the corporation, and delivered to the registered office of the Company, Suite 2300, 1055 Dunsmuir Street, P.O. Box 49122, Vancouver, British Columbia, V7X 1J1 at any time up to and including the last business day preceding the day of the meeting, or if adjourned, any reconvening thereof, or in any other manner provided by law.  A revocation of a proxy does not affect any matter on which a vote has been taken prior to the revocation.

VOTING OF PROXIES

The shares represented by a properly executed proxy in favour of persons designated as proxyholders in the enclosed form of proxy will:

(a)

be voted or withheld from voting in accordance with the instructions of the person appointing the proxyholder on any ballot that may be called for; and

(b)

where a choice with respect to any matter to be acted upon has been specified in the form of proxy, be voted in accordance with the specification made in such proxy.

SUCH SHARES WILL BE VOTED IN FAVOUR OF EACH MATTER FOR WHICH NO CHOICE HAS BEEN SPECIFIED OR WHERE THE SHAREHOLDER HAS SPECIFIED BOTH CHOICES.

The enclosed form of proxy, when properly completed and delivered and not revoked, confers discretionary authority upon the person appointed proxy thereunder to vote with respect to amendments or variations of matters identified in the Notice of Meeting, and with respect to other matters which may properly come before the meeting.  In the event that amendments or variations to matters identified in the Notice of Meeting are properly brought before the meeting or any further or other business is properly brought before the meeting, it is the intention of the persons designated in the enclosed form of proxy to vote in accordance with their best judgment on such matters or business.  At the time of the printing of this Information Circular, the management of the Company knows of no such amendment, variation or other matter that may be presented to the meeting.

VOTING SHARES AND PRINCIPAL HOLDERS THEREOF

Authorized Capital:

Unlimited common shares without par value
Issued and Outstanding:

42,817,339(1) common shares without par value

(1) as at March 15, 2006

Only shareholders of record at the close of business on March 15, 2006 (the “Record Date”), who either personally attend the meeting or who have completed and delivered a form of proxy in the manner and subject to the provisions described above shall be entitled to vote or to have their shares voted at the meeting.

On a show of hands, every individual who is present as a shareholder or as a duly appointed representative of one or more registered corporate shareholders will have one vote, and on a poll every shareholder present in person or represented by a valid proxy, and every person who is a duly appointed representative of one or more corporate shareholders, will have one vote for each common share registered in the name of the shareholder on the list of shareholders, which is available for inspection during normal business hours at Pacific Corporate Trust Company and will be available at the meeting.  Shareholders represented by proxyholders are not entitled to vote on a show of hands.

To the knowledge of the directors and senior officers of the Company, the following are the only persons or companies who beneficially own, directly or indirectly, or exercise control or direction over, shares carrying more than 10% of the voting rights attached to all outstanding shares of the Company:

Name and Municipality of Residence	No. of Shares	Percentage
Ascot Resources Ltd.(1) Vancouver, B.C.	4,514,033	10.54%

(1)

Ascot Resources Ltd. (“Ascot”) is a British Columbia public company whose common shares are listed and posted for trading on the TSX Venture Exchange.  Mr. Ken Carter, a former director of the Company, is a director and shareholder of Ascot.

ADVICE TO BENEFICIAL SHAREHOLDERS

Only registered shareholders or proxyholders duly appointed by registered shareholders are permitted to vote at the Meeting.  Most shareholders of the Company are “non-registered” shareholders because the shares they own are not registered in their names but are instead registered in the names of a brokerage firm, bank or other intermediary or in the name of a clearing agency.  Shareholders who do not hold their shares in their own name (referred to herein as “Beneficial Shareholders”) should note that only registered shareholders are entitled to vote at the Meeting.  If common shares are listed in an account statement provided to a shareholder by a broker, then in almost all cases those common shares will not be registered in such shareholder’s name on the records of the Company.  Such common shares will more likely be registered under the name of the shareholder’s broker or an agent of that broker.  In Canada, the vast majority of such shares are registered under the name of CDS & Co. (the registration name for The Canadian Depository for Securities, which company acts as nominee for many Canadian brokerage firms).  Common shares held by brokers (or their agents or nominees) on behalf of a broker’s client can only be voted (for or against resolutions) at the direction of the Beneficial Shareholder.  Without specific instructions, brokers and their agents and nominees are prohibited from voting shares for the brokers’ clients.  Therefore, each Beneficial Shareholder should ensure that voting instructions are communicated to the appropriate person well in advance of the Meeting.

Existing regulatory policy requires brokers and other intermediaries to seek voting instructions from Beneficial Shareholders in advance of shareholders’ meetings.  The various brokers and other intermediaries have their own mailing procedures and provide their own return instructions to clients, which should be carefully followed by Beneficial Shareholders in order to ensure that their common shares are voted at the Meeting.  Often the form of proxy supplied to a Beneficial Shareholder by its broker is identical to the form of proxy provided by the Company to the registered shareholders.  However, its purpose is limited to instructing the registered shareholder (i.e. the broker or agent of the broker) how to vote on behalf of the Beneficial Shareholder.  The majority of brokers now delegate responsibility for obtaining instructions from clients to ADP Investor Communications Services (“ADP”).  ADP typically prepares a machine-readable voting instruction form, mails those forms to the Beneficial Shareholders and asks Beneficial Shareholders to return the forms to ADP, or otherwise communicate voting instructions to ADP (by way of the internet or telephone, for example).  ADP then tabulates the results of all instructions received and provides appropriate instructions respecting the voting of common shares to be represented at the Meeting.  A Beneficial Shareholder who receives an ADP voting instruction form cannot use that form to vote common shares directly at the Meeting.  The voting instruction form must be returned to ADP (or instructions respecting the voting of common shares must be communicated to ADP) well in advance of the Meeting in order to have the common shares voted.

This Information Circular and accompanying materials are being sent to both registered shareholders and Beneficial Shareholders.  Beneficial Shareholders fall into two categories – those who object to their identity being known to the issuers of securities which they own (“Objecting Beneficial Owners”, or “OBO’s”) and those who do not object to their identity being made known to the issuers of the securities they own (“Non-Objecting Beneficial Owners”, or “NOBO’s”).  Subject to the provision of National Instrument 54-101 – Communication with Beneficial Owners of Securities of Reporting Issuers (“NI 54-101”) issuers may request and obtain a list of their NOBO’s from intermediaries via their transfer agents.  If you are a Beneficial Shareholder, and the Company or its agent has sent these materials directly to you, your name, address and information about your holdings of common shares have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding the common shares on your behalf.

The Company’s OBO’s can expect to be contacted by ADP or their brokers or their broker’s agents as set out above.

Although Beneficial Shareholders may not be recognized directly at the Meeting for the purposes of voting common shares registered in the name of his broker, a Beneficial Shareholder may attend the Meeting as proxyholder for the registered shareholder and vote the common shares in that capacity.  Beneficial shareholders who wish to attend the Meeting and indirectly vote their common shares as proxyholder for the registered shareholder should enter their own names in the blank space on the proxy or voting instruction card provided to them and return the same to their broker (or the broker’s agent) in accordance with the instructions provided by such broker.

All references to shareholders in this Information Circular and the accompanying form of Proxy and Notice of Meeting are to shareholders of record unless specifically stated otherwise.

ELECTION OF DIRECTORS

The Board of Directors presently consists of five directors and the directors have, by resolution, fixed the number of directors of the Company for the time being at five.  Accordingly, there are five directors to be elected for the ensuing year.

The term of office of each of the present directors expires at the Meeting.  The persons named below will be presented for election at the meeting as management’s nominees and the persons named in the accompanying form of proxy intend to vote for the election of these nominees.  Management does not contemplate that any of these nominees will be unable to serve as a director.  Each director elected will hold office until the next annual general meeting of the Company or until his successor is elected or appointed, unless his office is earlier vacated in accordance with the Articles of the Company, or with the provisions of the Business Corporations Act (British Columbia).

In the following table and notes thereto is stated the name of each person proposed to be nominated by management for election as a director, the municipality in which he is ordinarily resident, all offices of the Company now held by him, his principal occupation, the period of time for which he has been a director of the Company, and the number of common shares of the Company beneficially owned by him, directly or indirectly, or over which he exercises control or direction, as at the date hereof.

Name, Position and Municipality of Residence (1)	Principal Occupation and, If No at Present an Elected Director, Occupation During the Past 5 Years (1)	Previous Service as a Director	Number of Shares (2)
VAN ALPHEN, Hendrik President, CEO & Director North Saanich, British Columbia	Businessman; President of the Company.	Since April 19, 1999	1,151,550
TALBOT, Lawrence W.(4) Director Richmond, British Columbia	Barrister & Solicitor; Partner, Gowling Lafleur Henderson LLP	Since April 17, 2003	Nil
HARRIS, Leonard(3)(4) Director Lone Tree, Colorado	Independent consultant to the mining industry.	Since February 25, 2000	30,000
FRIZELLE, Anthony(3)(4) Director London, England	Businessman; Managing Director of Resource Management and Finance Co. Ltd.	Since April 14, 2004	Nil
HITZMAN, Murray(3) Director Golden, Colorado	Professor of Economic Geology; Head of Department, Department of Geology and Geological Engineering, Colorado School of Mines, August 2000 – Present	Since January 11, 2006	Nil

NOTES:

(1)

The information as to the municipality of residence and principal occupation, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(2)

The information as to shares beneficially owned or over which a director exercises control or direction, not being within the knowledge of the Company, has been furnished by the respective directors individually.

(3)

Denotes member of Audit Committee.

(4)

Denotes member of the Compensation Committee.

AUDIT COMMITTEE

Under Multilateral Instrument 52-110 – Audit Committees (“MI 52-110”), companies are required to provide certain disclosure with respect to their audit committee, including the text of the audit committee’s charter, the composition of the audit committee and the fees paid to the external auditor.  This information with respect to the Company is provided in Schedule “A”.

STATEMENT OF EXECUTIVE COMPENSATION

The Company is required to disclose the compensation of each of its Named Executive Officers for each of the Company’s three most recently completed financial years.  “Named Executive Officers” means the individuals who served as Chief Executive Officer (“CEO”) and the Chief Financial Officer (“CFO”) of the Company (or acted in a similar capacity) during the most recently completed financial year, regardless of the amount of compensation of such individuals, and each of the Company’s three most highly compensated executive officers, other than the CEO and CFO, who were serving as executive officers at the end of the most recent financial year and whose total salary and bonus amounted to $150,000 or more.  In addition, disclosure is also required for any individuals whose total salary and bonus during the most recent financial year was $150,000 whether or not they are an executive officer at the end of the financial year.

During the fiscal year ended October 31, 2005, the Company had three Named Executive Officers, being Henk Van Alphen, the President and Chief Executive Officer, G. Ross McDonald, the former Chief Financial Officer (resigned on October 31, 2005) and Mark D. Cruise, the Vice-President, Exploration (who commenced employment on November 14, 2004).  The following table sets forth the compensation awarded, paid to or earned by the Company’s Named Executive Officers during the financial years ended October 31, 2005, 2004, and 2003.  As reflected in the following table, the Company has one former Named Executive Officers (Kenneth M. Carter, the former Chief Financial Officer who resigned on April 14, 2004) who received compensation as such during the past three years.  See also “Termination of Employment, Change in Responsibilities and Employment Contracts”.

		Annual Compensation			Long Term Compensation
					Awards		Payouts
Name and Principal Position	Fiscal Year(1)	Salary ($)	Bonus ($)	Other Annual Compensation ($)	Securities Under Options/ SARs Granted (#)	Restricted Shares or Restricted Share Units ($)	LTIP Payouts ($)	All Other Compensation
Henk Van Alphen President & CEO	2005 2004 2003	$180,000 $135,000 Nil	Nil Nil Nil	Nil Nil Nil	487,500/0 512,500/0 600,000/0	Nil Nil Nil	Nil Nil Nil	$Nil $32,000(2) $129,000(2)
G. Ross McDonald Former CFO	2005 2004 2003	Nil Nil N/A	Nil Nil N/A	Nil Nil N/A	0/0 150,000/0 N/A	Nil Nil N/A	Nil Nil N/A	$2,613 $2,700(3) N/A
Mark D. Cruise Vice-President, Exploration	2005 2004 2003	$153,124 N/A N/A	$10,000 N/A N/A	Nil N/A N/A	200,000/0 N/A N/A	Nil N/A N/A	Nil N/A N/A	Nil N/A N/A
Kenneth M. Carter Former CFO	2005 2004 2003	N/A Nil Nil	N/A Nil Nil	N/A Nil Nil	N/A 150,000/0 100,000/0	N/A Nil Nil	N/A Nil Nil	N/A $14,375(4) $15,300(4)

(1)

Fiscal years ended October 31.

(2)

Salary paid to Mr. Van Alphen pursuant to an employment agreement dated March 1, 2004 and consulting fees paid to Mr. Van Alphen pursuant to a consulting agreement dated February 1, 2002.  See “Management Contracts”.

(3)

Fees paid to Mr. McDonald pursuant to financial consulting fees.

(4)

Fees paid to Mr. Carter pursuant to geological consulting fees.

Long Term Incentive Plan

Long term incentive plan (“LTIP”) means “a plan providing compensation intended to motivate performance over a period greater than one financial year, LTIPs do not include option or stock appreciation rights plans or plans for compensation through shares or units that are subject to restrictions on resale”. The Company has not granted any LTIPs during the past financial year.

Stock Appreciation Rights

Stock appreciation right (“SAR”) means a right, granted by an issuer or any of its subsidiaries as compensation for employment services or office to receive cash or an issue or transfer of securities based wholly or in part on changes in the trading price of the Company’s shares.  No SARs were granted to or exercised by the Named Executive Officer or directors of the Company during the past financial year.

Option Grants in Last Financial Year

Stock options were granted during the fiscal year ended October 31, 2005 to the Named Executive Officers as follows:

Name	Securities Under Options/SARs Granted (#)	% of Total Options Granted to Employees in Fiscal Year (1)	Exercise or Base Price ($/Security) (2)	Market Value of Securities Underlying Options/SARs on Date of Grant ($/Security (3))	Expiration Date
Henk Van Alphen	75,000	6.38%	$3.00	$3.28/N/A	Sept. 1, 2007
Mark D. Cruise	200,000	17.02%	$3.25	$3.25/N/A	Nov. 16, 2006

(1)

Percentage of all of the Company’s options granted to directors, senior officers and employees during the fiscal year ended October 31, 2005.

(2)

The exercise price of the stock options is set by the directors in their discretion, provided that such price may not be less than the closing price of the common shares of the Company on the TSX Venture Exchange (the “TSXV”) for the trading day immediately preceding the date of grant, less the maximum discount permitted under TSXV policies.  The exercise price may only be adjusted in the event that certain specified events cause dilution of the Company’s share capital or with the consent of the TSXV in accordance with applicable TSXV policies.

(3)

The market value of the common shares of the Company on the date of grant is the price at which the Company’s shares closed for trading on the date of grant or the options, being November 16, 2004 ($3.25) and September 1, 2005 ($3.28).  Free standing SARs have not been granted.

Aggregated Option Exercises during the Most Recently Completed Financial Year and
Financial Year-End Option Values

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2005, by the Named Executive Officers and the financial year-end value of unexercised options on an aggregated basis:

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Henk Van Alphen	Nil	N/A	487,500/Nil	$297,375/Nil
Mark D. Cruise	Nil	N/A	200,000/Nil	$/Nil
G. Ross McDonald	Nil	N/A	150,000/Nil	$Nil/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSXV on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSXV on October 31, 2005, being the last trading day of the Company’s shares for the financial year, of $3.16 per share, less the exercise price per share.

Option Repricings

No stock options held by the Named Executive Officers were repriced during the last financial year.

Defined Benefit or Actuarial Plan Disclosure

The Company does not have a defined benefit/actuarial plan under which benefits are determined primarily by final compensation and years of service of the Company’s officers and key employees.

Termination of Employment, Change in Responsibilities and Employment Contracts

The Company has no plans or arrangements in respect of remuneration received or that may be received by a Named Executive Officer in the Company’s most recently completed financial year or current financial year in respect of compensating such officer in the event of termination of employment (as a result of resignation, retirement, change of control, etc.) or a change in responsibilities following a change of control, except as follows:

1.

The Company has entered into an agreement dated March 1, 2004 with Hendrik Van Alphen, pursuant to which Mr. Van Alphen is employed by the Company as its President and Chief Executive Officer.  In accordance with the terms of the agreement, the Company paid Mr. Van Alphen $180,000 (2004 - $135,000) during the fiscal year ended October 31, 2005.  Pursuant to such employment agreement, Mr. Van Alphen is entitled to certain compensation in the event of termination of his employment (voluntary or otherwise) as a result of a change in control in the Company or a change in his responsibilities following a change in control of the Company, as follows:

In the event of the occurrence of any of the following events:

•

a change in control of the Company (being the acquisition of voting shares constituting 20% of the then outstanding voting shares by any person or group of persons acting in concert)

•

the sale of all of the Company’s assets where there is no intention to acquire new mineral projects or there is an intention to pursue a business other than the exploration and development of mineral projects

•

a merger of the Company in which existing shareholders receive less than 50% of the share capital of the merged entity

•

a change in a majority of the incumbent directors of the Company or the appointment of new directors constituting a majority of the then board of directors

Mr. Van Alphen may, at any time during the period commencing 30 days after such event and ending one year after such event resign from employment with the Company.  In such event, he is then entitled to receive an amount equal to one and one-half times an amount equal to his then annual base salary plus the amount of the last bonus paid to him (if any) plus the amount of vacation pay otherwise payable for the next ensuing 12-month period.  In addition, he will be entitled to reimbursement of outplacement and financial counselling services up to $20,000 and a continuation of his then existing employee benefits for a period of one year after termination or until he sooner finds alternate employment that provides reasonably comparable benefits.

In addition to the foregoing, if a situation occurs which is tantamount to constructive dismissal, whether or not following a change in control, Mr. Van Alphen may voluntarily resign from employment with the Company within ninety days of such occurrence and, in such circumstances, would be entitled to receive the same consideration as noted above.

2.

The Company has entered into an agreement dated November 17, 2004 with Mark D. Cruise, pursuant to which Mr. Cruise is employed by the Company as its Vice-President, Exploration.  In accordance with the terms of the agreement, the Company paid Mr. Cruise $153,124 (2004 - Nil) during the fiscal year ended October 31, 2005.  The employment agreement provides that it can be terminated by the Company upon not less than 90 days’, and not more than 180 days’, notice and by Mr. Cruise on not less than 90 days’, and not more than 120 days’, notice.  No additional amounts are payable to Mr. Cruise other than pursuant to such notice periods.

Statement of Corporate Governance Practices

National Instrument 58-101 – Disclosure of Corporate Governance Practices (“NI 58-101”) required corporate governance disclosure for reporting issuers, and requires full and complete annual disclosure of their corporate governance practices.  The Company’s approach to corporate governance is provided in Schedule “B”.

Compensation Committee

The Company’s Compensation Committee is comprised of two un-related directors, Anthony Frizelle and Leonard Harris (Chair), and one related director, Lawrence W. Talbot.  The Board has adopted a written charter for the Compensation Committee, effective December 16, 2004.  There is no written position description for the Chair of the Compensation Committee.  However, as a general statement, the Chair is responsible for setting the tone for the committee work, ensuring that members have the information needed to do their jobs, overseeing the logistics of the committee’s operations, reporting to the Board on the committee’s decisions and recommendations and setting the agenda for the meetings of the committee.

The Compensation Committee is responsible for assisting the Board in monitoring, reviewing and approving compensation policies and practises of the Company and its subsidiaries and administering the Company’s Incentive Stock Option Plan.  With regard to the CEO, the Compensation Committee is responsible for reviewing and approving corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluating the Chief Executive Officer’s performance in light of those goals and objectives and making recommendations to the Board with respect to the Chief Executive Officer’s compensation level based on this evaluation.  In consultation with the CEO, the Compensation Committee makes recommendations to the Board on the framework of executive remuneration and its cost and on specific remuneration packages for each of the directors and officers other than the CEO, including recommendations regarding awards under share compensation plans.  The Compensation Committee also reviews executive compensation disclosure before the Company publicly discloses the information.  During the most recently completed financial year, the Compensation Committee met two times.

The Compensation Committee has the authority to engage and compensate, at the expense of the Company, any outside advisor that it determines to be necessary to permit it to carry out its duties, but it did not retain any such outside advisor during the fiscal year ended October 31, 2005.

Report on Executive Compensation

Executive officers are compensated in a manner consistent with their respective contributions to the overall benefit of the Company, and in line with the criteria set out below.

Executive compensation is based on a combination of factors, including a comparative review of information provided to the Compensation Committee by compensation consultants, recruitment agencies and auditors as well as historical precedent.  In addition, pursuant to the employment agreements in place for the President and Chief Executive Officer and the Vice-President, Exploration, the Compensation Committee will consider the performance of the executive officer during the relevant fiscal year, the rate of inflation, the performance of the Company and of its common shares, the services anticipated to be provided by the executive officer over the next fiscal year, the comparable salaries for such position in the then current marketplace in which the Company operates, the existing and projected financial status of the Company and any other factors it determines to be relevant.

The foregoing criteria are used to assess the appropriate compensation level for the Company’s Chief Executive Officer and other executive officers.

Executive Compensation Program

The executive compensation program formulated by the Compensation Committee is designed to encourage, compensate and reward senior management of the Company on the basis of individual and corporate performance, both in the short term and the long term, while at the same time being mindful of the responsibility that the Company has to its shareholders.  The base salaries of senior management of the Company are set at levels which are competitive with the base salaries paid by companies of comparable or similar size within the mining industry, thereby enabling the Company to compete for and retain executives critical to the long term success of the Company. Initially salaries and benefits are set through negotiation when an executive officer joins the Company (with direct input from the Compensation Committee) and are subsequently reviewed each fiscal year to determine if adjustments are required.  Incentive compensation, consisting primarily of the awarding of stock options, is directly tied to the performance of both the individual and the Company.  Share ownership opportunities are provided to align the interests of senior management of the Company with the longer-term interests of the shareholders of the Company.

Base Salaries

The level of the base salary for each employee of the Company, within a specified range, is determined by the level of responsibility and the importance of the position to the Company, within competitive industry ranges.  The Compensation Committee, in consultation with the Chief Executive Officer, makes recommendations to the Board regarding the base salaries and bonuses for senior management and employees of the Company other than the Chief Executive Officer.  The Compensation Committee is responsible for recommending the salary level of the Chief Executive Officer to the Board for approval (which must be by a vote of a majority of the un-related directors).

Bonus

The Chief Executive Officer presents recommendations to the Compensation Committee with respect to bonuses to be awarded to the members of senior management (other than himself) and to the other employees of the Company.  The Compensation Committee evaluates each member of senior management and the other employees of the Company in terms of their performance and the performance of the Company. The Compensation Committee then makes a determination of the bonuses, if any, to be awarded to each member of senior management (including the CEO) and to the employees of the Company, and recommends such determination to the Board.

The CEO has discretion to award bonuses to other employees based on the contribution they have made to the Company during the year.

Stock Option Plan

The Company’s Incentive Stock Option Plan is administered by the CEO upon recommendations from the Compensation Committee, and is intended to advance the interests of the Company through the motivation, attraction and retention of key employees, officers and directors of the Company and subsidiaries of the Company and to secure for the Company and its shareholders the benefits inherent in the ownership of common shares of the Company by key employees, officers, directors and consultants of the Company and subsidiaries of the Company. The grant of options under the Incentive Stock Option Plan is reviewed by the Compensation Committee, based upon the Chief Executive Officer’s recommendations, and then submitted to the full Board for approval.  Please see “Securities Authorized for Issuance under Equity Compensation Plans” above for a summary of the Company’s Stock Option Plan.

Compensation of the CEO

The process for the setting of the compensation of the Chief Executive Officer of the Company is the same as for the other members of senior management of the Company.  The Chief Executive Officer’s performance is evaluated by the Compensation Committee relative to various objectives set for him and the Company, as noted above.

The foregoing report has been furnished by Leonard Harris, Chair of the Compensation Committee, as of March 15, 2006.

Performance Graph

The following graph compares the year-end investment value of the total cumulative shareholder return for $100 invested in common shares of the Company beginning October 31, 2001 with the cumulative total return of the S&P/TSX Composite Index for the five most recently completed financial years of the Company ended October 31, 2005:

5 Year Index Values: October 31	2000	2001	2002	2003	2004	2005
Cardero	100	150	620	1.125	1,735	1,580
S&P/TSX Composite	100	73	67	85	99	118

Compensation of Directors

The Company does not compensate its directors in their capacities as such.  Incentive stock options to certain of the Company’s directors may be granted during the fiscal year, the details of which are set out in the following tables.

The following stock options were granted to the directors of the Company who were not Named Executive Officers, as a group, during the last financial year ended October 31, 2005:

Option Grants in Last Financial Year to Directors Who are Not Named Executive Officers
(as a group)

Name	Securities Under Options Granted	% of Total Options Granted to Employees in Financial Year(1)	Exercise or Base Price ($/Security)	Market Value of Securities Underlying Options/SARs on the Date of Grant ($/Security)	Expiration Date
Directors who are not Named Executive Officers	350,000	29.78%	$3.00	$3.00/NA	Sep. 1, 2007

(1)

Percentage of all of stock options granted to directors, senior officers and employees during the last financial year.

The following table sets forth details of all exercises of stock options during the last financial year ended October 31, 2005, by directors who are not Named Executive Officers of the Company, as a group, and the financial year-end value of unexercised stock options on an aggregated basis:

Aggregated Option Exercises in Last Financial Year and Financial Year-End Option Values
of Directors Who are Not Named Executive Officers (as a group)

Name	Securities Acquired on Exercise (#)	Aggregate Value Realized ($)(1)	Unexercised Options at Financial Year-End (#) Exercisable/ Unexercisable	Value of Unexercised In-the-Money Options at Financial Year-End ($)(2) Exercisable/ Unexercisable
Directors who are not Named Executive Officers	8,000	$20,000	992,000/Nil	$199,220/Nil

(1)

Calculated using the closing price of the Company’s common shares on the TSXV on the date of exercise less the exercise price multiplied by the number of shares acquired.

(2)

Value using the closing price of common shares of the Company on the TSXV on October 31, 2005, being the last trading day of the Company’s shares for the financial year, of $3.16 per share, less the exercise price per share.

During the most recently completed financial year, the following directors of the Company received compensation for services provided to the Company in their capacities as directors and/or consultants and/or experts:

1.

Gowling Lafleur Henderson LLP, a law firm in which a director is a partner, received approximately $353,734 for professional services (including fees, disbursements and taxes).

Equity Compensation Plans

The following table provides information regarding the Company’s equity compensation plans which were in effect during the past financial year:

Plan Category	# of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	# of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity Compensation Plans Approved By Shareholders(1)	3,642,000	$2.83	526,524
Equity Compensation Plans Not Approved By Shareholders(1)	None	N/A	N/A
Total(1):	3,642,000		526,524

(1)

As at October 31, 2005.

The Company adopted a “rolling” stock option plan reserving a maximum of 10% of the issued common shares of the Company at the time of any stock option grant (the “Plan”). The Plan was approved by the Company’s shareholders on April 15, 2005 and accepted for filing by the TSXV on May 6, 2006.

The Plan is subject to the following terms:

1.

The aggregate number of shares that may be issued pursuant to options granted under the Plan, unless otherwise approved by shareholders, may not exceed that number which is equal to 10% of the shares of the Company issued and outstanding at the time of the grant.

2.

The number of shares subject to each option will be determined by the Board of Directors, provided that the aggregate number of shares reserved for issuance pursuant to options granted to:

(a)

Insiders during any 12-month period may not exceed 10% of the issued shares of the Company;

(b)

any one individual during any 12-month period may not exceed 5% of the issued shares of the Company (unless the Company is a Tier 1 Issuer and disinterested shareholder approval has been obtained);

(c)

any one Consultant during any 12-month period may not exceed 2% of the issued shares of the Company;

(d)

all Persons employed to provide investor relations activities (as a group) may not exceed 2% of the issued shares of the Company during any 12-month period;

in each case calculated as at the date of grant of the option, including all other shares under option to such Person at that time.

3.

The exercise price of an option may not be set at less than the minimum price permitted by the TSXV (currently the closing price of the Company’s common shares on the TSXV on the day prior to an option grant less the maximum discount permitted by the TSXV).

4.

Options may be exercisable for a period of up to five years from the date of grant while the Company is listed on Tier 2 of the TSXV.  Options may be granted with an exercise period of up to 10 years if the Company becomes listed on Tier 1 of the TSXV.

5.

The options are non-assignable and non-transferable.  The options can only be exercised by the optionee as long as the optionee remains an eligible optionee pursuant to the Plan or within a period of not more than 90 days after ceasing to be an eligible optionee (30 days in the case of a Person engaged in investor relations activities) or, if the optionee dies, within one year from the date of the optionee’s death.

6.

Options granted to consultants engaged to perform investor relations activities must be subject to a vesting requirement, whereby such options will vest over a period of not less than 12 months, with a maximum of 25% vesting in any 3-month period.

7.

On the occurrence of a takeover bid, issuer bid or going private transaction, the Board of Directors will have the right to accelerate the date on which any option becomes exercisable.

INDEBTEDNESS OF DIRECTORS AND EXECUTIVE OFFICERS

At no time during the Company’s last completed financial year, was any director, executive officer, employee, proposed management nominee for election as a director of the Company, or any associate of any such director, executive officer, or proposed management nominee of the Company, or any former director, executive officer or employee of the Company or any of its subsidiaries, indebted to the Company or any of its subsidiaries or indebted to another entity where such indebtedness is or has been the subject of a guarantee, support agreement, letter of credit or other similar arrangement or understanding provided by the Company or any of its subsidiaries.

CORPORATE CEASE TRADE ORDERS OR BANKRUPTCIES

None of the directors or any proposed management nominee for election as a director of the Company is, or during the ten years preceding the date of this Information Circular has been, a director or officer of any company that:

(a)

while the person was acting in that capacity was the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days;

(b)

was subject to an event that resulted, after the director or proposed management nominee ceased to be a director or officer of the relevant company, in the relevant company being the subject of a cease trade order or similar order that denied the relevant company access to any exemption under securities legislation, for a period of more than 30 consecutive days; or

(c)

within a year of the director or proposed management nominee ceasing to be a director or officer of the relevant company, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement, or compromise with creditors, or had a receiver, receiver manager, or trustee appointed to hold its assets, except as follows:

1.

Lawrence W. Talbot was, until June 2001, the Assistant Secretary of Daren Industries Inc.  On May 1, 2002, Ernst & Young Inc. (Calgary) were appointed as Receiver-Manager of Daren and its operating subsidiary, Hanson Lake Sand Corp., upon the application of Trican Well Service Ltd.   The order was made pursuant to a Loan, Supply and Security Agreement dated July 19, 2000 and a General Security Agreement dated July 25, 2000.

PERSONAL BANKRUPTCIES

During the ten years preceding the date of this Information Circular, no director or proposed management nominee for election as a director of the Company has been declared bankrupt or made a voluntary assignment in bankruptcy, made a proposal under any legislation relating to bankruptcy or insolvency, or been subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver, receiver manager or trustee appointed to hold the assets of that individual.

INTEREST OF INFORMED PERSONS IN MATERIAL TRANSACTIONS

Other than as set forth in this Information Circular and other than transactions carried out in the ordinary course of business of the Company or any of its subsidiaries, none of the directors or executive officers of the Company, a director or executive officer of a person or company that is itself an informed person of the Company, nor any shareholder beneficially owning shares carrying more than 10% of the voting rights attached to the shares of the Company nor an associate or affiliate of any of the foregoing persons has, since November 1, 2004 (being the commencement of the Company’s last completed financial year), had any material interest, direct or indirect, in any transactions which materially affected or would materially affect the Company or any of its subsidiaries.

As defined in National Instrument 51-102, “informed person” means:

(a)

a director or executive officer of a reporting issuer;

(b)

a director or executive officer of a person or company that is itself an informed person or subsidiary of a reporting issuer;

(c)

any person or company who beneficially owns, directly or indirectly, voting securities of a reporting issuer or who exercises control or direction over voting securities of a reporting issuer or a combination of both carrying more than 10% of the voting rights attached to all outstanding voting securities of the reporting issuer other than voting securities held by the person or company as underwriter in the course of a distribution; and

(d)

a reporting issuer that has purchased, redeemed or otherwise acquired any of its securities, for so long as it holds any of its securities.

APPOINTMENT OF AUDITOR

Unless such authority is withheld, the persons named in the accompanying proxy intend to vote for the reappointment of Smythe Ratcliffe, Chartered Accountants, as auditors of the Company and to authorize the directors to fix their remuneration.  Smythe Ratcliffe, C.A. were first appointed auditors of the Company on October 7, 2002.

MANAGEMENT CONTRACTS

The management functions of the Company are substantially performed by the directors and officers of the Company, and not to any substantial degree by any other person with whom the Company has contracted.

INTEREST OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Other than as set forth in this Information Circular, no person who has been a director or executive officer of the Company at any time since the beginning of the last financial year, nor any proposed nominee for election as a director of the Company, nor any associate or affiliate of any of the foregoing, has any material interest, directly or indirectly, by way of beneficial ownership of securities or otherwise, in any matter to be acted upon other than the election of directors or the appointment of auditors.  Directors and executive officers may, however, be interested in the approval of the Company’s Incentive Stock Option Plan as detailed below.

PARTICULARS OF MATTERS TO BE ACTED UPON

Annual Approval of Stock Option Plan

As noted under “Equity Compensation Plans” the Company has adopted a “rolling” stock option plan (the “Plan”) which, pursuant to TSXV Policy 4.4 – Incentive Stock Options, is required to be re-approved by the shareholders each year at the Company’s Annual General Meeting.  Please see “Equity Compensation Plans” above for a full description of the Company’s Plan.

A copy of the Plan may be inspected at the registered office of the Company, Suite 2300, 1055 Dunsmuir Street, Vancouver, B.C. V7X 1J1 during normal business hours at any time up to the Meeting and at the Meeting.  In addition, a copy of the Plan will be mailed, free of charge, to any holder of common shares who requests a copy, in writing, from the President of the Company at Suite 1901 – 1177 West Hastings Street, Vancouver, BC  V6E 2K3.

Notice of options granted under the Plan must be given to the TSXV on a monthly basis.  Any amendments to the Plan must also be approved by the TSXV and, if necessary, by the shareholders of the Company prior to becoming effective.

Accordingly, shareholders will be asked to pass an ordinary resolution, in substantially the following form, to re-approve the Plan:

“RESOLVED, as an ordinary resolution, that the Company’s Stock Option Plan, as described in the Company’s Information Circular dated March 15, 2006, and the grant of options thereunder in accordance therewith, be approved.”

ANY OTHER MATTERS

Management of the Company knows of no matters to come before the meeting other than those referred to in the Notice of Meeting accompanying this Information Circular.  However, if any other matters properly come before the meeting, it is the intention of the persons named in the form of proxy accompanying this Information Circular to vote the same in accordance with their best judgment of such matters.

ADDITIONAL INFORMATION

Additional information regarding the Company and its business activities is available on the SEDAR website located at www.sedar.com  under “Company Profiles – Cardero Resource Corp.”.  The Company’s financial information is provided in the Company’s comparative financial statements and related management discussion and analysis for its most recently completed financial year and may be viewed on the SEDAR website at the location noted above.  Shareholders of the Company may request copies of the Company’s financial statements and related management discussion and analysis by contacting the President of the Company at Suite 1901 – 1177 West Hastings Street, Vancouver, BC  V6E 2K3.

SCHEDULE “A”

Audit Committee

Composition of the Audit Committee

Following the election of the directors pursuant to this Information Circular, it is intended that the following will be the members of the Audit Committee:

Leonard Harris	Independent	Financially literate
Anthony Frizelle	Independent	Financially sophisticated
Murray Hitzman	Independent	Financially literate

Relevant Education and Experience

Anthony F. Frizelle:  Mr. Frizelle has five years of training with one of the leading firm of auditors in South Africa, and has also been an internal auditor and financial controller for a large South African public company.  He has also had experience as a company secretary, a Managing Director of Structured Finance for one of the world’s largest financial services groups and a founder and senior vice-president of a small Merchant Bank.  Mr Frizelle attended the University of the Witwatersrand Graduate School of Business where he completed the Business Development Program. He has also sat on the boards of several leading South African companies.

Leonard Harris:  Mr. Harris has extensive experience in the set-up and operation of mining projects, primarily in South America.  He spent 16 years with Cerro de Pasco Corporation, his last position there being as Director of Metallurgy. He subsequently joined the Newmont Mining Corporation, where he became President and General Manager of Newmont Peru Limited, Vice President and General Manager of Newmont Latin America and General Manager of the Minera Yanacocha gold mine in northern Peru.  In addition, Mr. Harris has extensive experience sitting on the audit committees of a number of public natural resource companies with ongoing exploration in various South and Central American countries and in Mexico, in which position he has been exposed to a wide variety of financial statement related issues.

Murray W. Hitzman:  Mr. Hitzman has practical experience as a director of a junior public mining company, in which position he has dealt with a number of issues relating to auditing and accounting involving public natural resource exploration companies.

The Audit Committee’s Charter

The following is the text of the current Charter for the Audit Committee:

1.

PURPOSE

The overall purpose of the Audit Committee (the “Committee”) is to:

(a)

ensure that the management of Cardero Resource Corp. (the “Company”) has designed and implemented an effective system of internal financial controls for reviewing and reporting on the Company’s financial statements;

(b)

oversee, review and report on the integrity of the Company’s financial disclosure and reporting;

(c)

review the Company's compliance with regulatory and statutory requirements as they relate to financial statements, taxation matters and disclosure of material facts; and

(d)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company.

2.

COMPOSITION, PROCEDURES AND ORGANIZATION

2.1

The Committee will consist of at least three members of the Board of Directors (the “Board”), all of whom will be “independent” and “unrelated directors” of the Company within the meaning of all applicable legal and regulatory requirements (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements).

2.2

All of the members of the Committee will be “financially literate”, at least one member of the Committee will have accounting or related financial expertise (i.e. able to analyze and interpret a full set of financial statements, including the notes thereto, in accordance with generally accepted accounting principles) and at least one member of the Committee will be a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission (except in the circumstances, and only to the extent, permitted by all applicable legal and regulatory requirements)

2.3

The Board, at its organizational meeting held in conjunction with each annual general meeting of the shareholders, will appoint the members of the Committee for the ensuing year.  The Board may at any time remove or replace any member of the Committee and may fill any vacancy in the Committee

2.4

Unless the Board has appointed a chair of the Committee, the members of the Committee will elect a chair from among their number.

2.5

The Committee will select an individual to act as secretary for the Committee, who will be either:

(a)

a member of the Committee other than the chair, or

(b)

another individual who is not a member of the management of the Company.

1  Whether a director is “independent” will be determined in accordance with all applicable laws and regulations, including the applicable securities laws of Canada and the United States and the regulations and policies of any stock exchange or quotation system on which the Company’s securities are listed or quoted.

2  “unrelated director” means a director who is: (a) not a member of management and is free from any interest and any business, family or other relationship which could reasonably be perceived to materially interfere with the director’s ability to act with a view to the best interests of the issuer, other than interests and relationships arising solely from holdings in the issuer, (b) not currently, or has not been within the last three years, an officer, employee of or material service provider to the issuer or any of its subsidiaries or affiliates; and (c) not a director (or similarly situated individual) officer, employee or significant shareholder of an entity that has a material business relationship with the issuer.  A chair or vice chair of the board of directors who is not a member of management is not, for that reason alone, a related director.

3  An individual is financially literate if he or she has the ability to read and understand a set of financial statements that present a breadth and level of complexity of accounting issues that are generally compatible to the breadth and complexity of the issues that can reasonably be expected to be raised by the Company’s financial statements.

2.6

The quorum for meetings will be a majority of the members of the Committee, present in person or by telephone or other telecommunication device that permits all persons participating in the meeting to speak and to hear each other.  Decisions by the Committee will be by the affirmative vote of a majority of the members of the Committee, or by consent resolutions in writing signed by each member of the Committee.

2.7

The Committee will have access to such officers and employees of the Company and to the Company's external auditors, and to such information respecting the Company, as it considers to be necessary or advisable in order to perform its duties and responsibilities.

2.8

Meetings of the Committee will be conducted as follows:

(a)

the Committee will meet:

(i)

at least four times annually, and

(ii)

may meet as many additional times:

A.

as deemed necessary or appropriate by the Committee,

B.

upon request by any member of the Committee, the Chief Executive Officer, the Chief Financial Officer or the external auditors,

in each case at such times and at such locations as may be determined by the Committee or the chair of the Committee.  Except in respect of a regularly scheduled meeting of the Committee, notice of such meeting, together with a proposed agenda, will be delivered to each member of the Committee not less that forty-eight (48) hours prior to the proposed meeting time (which notice may be waived by all of the members of the Committee); and

(b)

the external auditors and management representatives will be invited to attend as necessary in the discretion of the Committee.

2.9

The internal accounting staff, any external accounting consultant(s) and the external auditors will have a direct line of communication to the Committee through its chair and may bypass management if deemed necessary.  The Committee, through its chair, may contact directly any employee in, or consultant of, the Company as it deems necessary, and any employee of, or consultant to, the Company may bring before the Committee any matter involving questionable, illegal or improper financial practices or transactions.

2.10

The Committee may, in its sole discretion, retain, at the expense of the Company, such legal, financial or other advisors or consultants as it may deem necessary or advisable in order to properly and fully perform its duties and responsibilities hereunder.

3.

DUTIES AND RESPONSIBILITIES

3.1

The overall duties and responsibilities of the Committee will be as follows:

(a)

be directly responsible for:

(i)

the selection of a firm of external auditors to be proposed for election as the external auditors of the Company,

(ii)

the oversight of the work of the Company’s external auditors, and

(iii)

subject to the grant by the shareholders of the authority to do so, if required, fixing the compensation of the external auditors of the Company;

(b)

to review with the management of the Company (and, in the case of the annual audited statements, with the external auditors) the annual audited consolidated and unaudited consolidated quarterly financial statements, including the notes thereto, to ensure that such statements present fairly the financial position of the Company and the results of its operations and, if appropriate, to recommend to the Board as to the approval of any such financial statements;

(c)

to assist the Board in the discharge of its responsibilities relating to the Company’s accounting principles, reporting practices and internal controls and its approval of the Company's annual and quarterly consolidated financial statements;

(d)

to establish and maintain a direct line of communication with the Company's internal accounting staff and any external accounting consultant(s) and assess their performance;

(e)

to ensure that the management of the Company has designed, implemented and is maintaining an effective and appropriate system of internal financial controls; and

(f)

to report regularly to the Board on the fulfilment of its duties and responsibilities.

3.2

The duties and responsibilities of the Committee as they relate to the external auditors will be as follows:

(a)

to select a firm of external auditors to be proposed by management of the Company to the shareholders for election by the shareholders as the external auditors for the Company, and to verify the independence of such proposed external auditors;

(b)

to review and approve the fee, scope and timing of the annual and any other audit performed by the external auditors;

(c)

to review and evaluate the qualifications, performance and independence of the lead partner of the external auditors of the Company;

(d)

to discuss with management of the Company the timing and process for implementing the rotation of the lead audit partner and the reviewing partners of the external auditors of the Company;

(e)

to obtain confirmation from the external auditors of the Company that they will report directly to the Committee;

(f)

to obtain confirmation from the external auditors of the company that they will report in a timely matter to the Committee all critical accounting policies and practices to be used, all alternative accounting policies and practices, the ramifications of each of such accounting policies and practices and the accounting policy and practice preferred by the external auditors of the Company, for the financial information of the Company within applicable generally accepted accounting principles (“GAAP”) which have been discussed with management of the Company and will provide a copy of all material written communications between the external auditors of the Company and management of the Company including, without limitation, any management letter or schedule of unadjusted differences;

(g)

obtain confirmation from the external auditors of the Company that they will ensure that all reports filed under the United States Securities Exchange Act of 1934, as amended, which contain financial statements required to be prepared in accordance with Canadian GAAP and/or are reconciled to, United States GAAP, reflect all material correcting adjustments identified by the external auditors of the Company;

(h)

to review and approve the Company’s hiring policies regarding partners, employees and former partners and employees of the present and any former external auditors of the Company;

(i)

to review and pre-approve all non-audit services to be provided to the Company (or any of its subsidiaries) by the external auditors, provided that such pre-approval authority may be delegated by the Committee to any member of the Committee who is “independent” and “unrelated” on the condition that any such pre-approval must be presented to the Committee at its first schedule meeting following any such approval;

(j)

review the audit plan of the external auditors prior to the commencement of the audit;

(k)

to review with the external auditors, upon completion of their annual audit:

(i)

the contents of their report,

(ii)

the scope and quality of the audit work performed,

(iii)

the adequacy of the Company's financial and accounting personnel,

(iv)

the co-operation received from the Company's personnel and any external consultants during the audit,

(v)

the scope and nature of the internal resources used,

(vi)

any significant transactions outside of the normal business of the Company,

(vii)

any significant proposed adjustments and recommendations for improving internal accounting controls, accounting principles or management systems, and

(viii)

the non-audit services provided by the external auditors during the year under audit;

(l)

to discuss with the external auditors not just the acceptability, but also the quality, of the Company’s accounting principles; and

(m)

to implement structures and procedures to ensure that the Committee meets the external auditors on a regular basis in the absence of management.

3.3

The duties and responsibilities of the Committee as they relate to the internal control procedures of the Company are to:

(a)

review the appropriateness and effectiveness of the Company's policies and business practices which impact on the financial integrity of the Company, including those relating to internal accounting, the use of and services provided by any external accounting consultant(s), insurance, information services and systems and financial controls, management reporting and risk management, and to ensure that the Company maintains:

(i)

the necessary books, records and accounts in reasonable detail to accurately and fairly reflect the Company’s financial transactions,

(ii)

effective internal control systems, and

(iii)

adequate processes for assessing the risk of material misstatement of the financial statements and for detecting control weaknesses or fraud;

(b)

establish procedures for:

(i)

the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and

(ii)

the confidential, anonymous submission by employees or any external consultants of the Company of concerns regarding questionable accounting or auditing matters;

(iii)

to periodically review this policy and recommend to the Board any changes which the Committee may deem appropriate;

(c)

review any unresolved issues between management and the external auditors that could affect the financial reporting or internal controls of the Company;

(d)

periodically review the Company's financial and auditing procedures and the extent to which recommendations made by the internal accounting staff, by any external accounting consultant(s) or by the external auditors have been implemented;

(e)

assist in the preparation of any internal control report by management, which provides that management of the Company is responsible for establishing and maintaining an adequate control structure and procedures for financial reporting by the Company, assessing the effectiveness of such control structure and procedures, and ensuring that the external auditors of the Company attest to, and report on, the assessment of such control structure and procedures by management of the Company;

(f)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in their assessment of the effectiveness of the Company’s internal control over financial reporting and in determining whether there has been any material change in the Company’s internal control over financial reporting which has materially affected or could materially affect such internal control subsequent to the date of the evaluation; and

(g)

assist the Chief Executive Officer and the Chief Financial Officer of the Company in identifying and addressing any significant deficiencies or material weaknesses in the design or operation of the Company’s internal control over financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

3.4

The Committee is also charged with the responsibility to:

(a)

review the Company's quarterly statements of earnings, including the impact of unusual items and changes in accounting principles and estimates and report to the Board with respect thereto;

(b)

review and approve the financial sections of:

(i)

the annual report to shareholders;

(ii)

the annual information form (if any);

(iii)

any quarterly or annual management discussion and analysis;

(iv)

prospectuses; and

(v)

other public reports requiring approval by the Board,

(vi)

and report to the Board with respect thereto including, without limitation, as to the approval (or otherwise) thereof by the Board;

(c)

review regulatory filings and decisions as they relate to the Company's consolidated annual and interim financial statements, including any press releases with respect thereto;

(d)

ensure that the Company discloses in the periodic reports of the Company, as appropriate, whether at least one member of the Committee is a “financial expert” within the meaning of the rules and forms adopted by the Securities and Exchange Commission;

(e)

ensure that all non-audit services approved by or on behalf of the Committee are disclosed in the periodic reports of the Company;

(f)

ensure that each annual report and, to the extent required by any applicable legal or regulatory requirement, any quarterly report of the Company includes disclosure with respect to all material off-balance sheet transactions, arrangements, obligations (including contingent obligations) and other relationships of the Company with unconsolidated entities which may have a current or future effect on the Company in accordance with all applicable legal and regulatory requirements;

(g)

ensure that all financial statements and other financial information, including pro forma financial information, included in any report filed by the Company with any regulatory authority or contained in any public disclosure or press release of the Company is presented in a manner which does not contain a material misstatement or omission and reconciles the pro forma information contained therein to Canadian GAAP, and if appropriate, reconciles such pro forma information contained therein to United States GAAP, and which otherwise complies with all applicable legal and regulatory requirements;

(h)

review the appropriateness of the policies and procedures used in the preparation of the Company's consolidated financial statements and other required disclosure documents, and consider recommendations for any material change to such policies;

(i)

review and report on the integrity of the Company’s consolidated financial statements;

(j)

review the minutes of any audit committee meeting of any subsidiaries of the Company;

(k)

review with management, the external auditors and, if necessary, with legal counsel, any litigation, claim or other contingency, including tax assessments that could have a material effect upon the financial position or operating results of the Company and the manner in which such matters have been disclosed in the consolidated financial statements;

(l)

review the Company’s compliance with regulatory and statutory requirements as they relate to financial statements, tax matters and disclosure of material facts; and

(m)

develop a calendar of activities to be undertaken by the Committee for each ensuing year and to submit the calendar in the appropriate format to the Board within a reasonable time following each annual general meeting of shareholders.

3.5

The Committee shall have the authority to determine:

(a)

subject to the grant by the shareholders of the authority to do so, if required, the compensation to be received by the external auditors of the Company in connection with all audit services, and non-audit services, to be performed by the auditors;

(b)

the compensation to be received by any legal, financial or other advisors or consultants engaged by the Committee to assist it in performing its duties and responsibilities hereunder; and

(c)

the appropriate funding for the ordinary administrative expenses of the Committee.

4.

GENERAL

4.1

The Committee will:

(a)

prepare any report or other disclosure, including any recommendation of the Committee, required by any applicable legal or regulatory requirement to be included in the annual proxy or information circular of the Company;

(b)

review this Charter at least annually and recommend any changes herein to the Board;

(c)

report the activities of the Committee to the Board on a regular basis and make such recommendations thereto as the Committee may deem necessary or appropriate; and

(d)

prepare and review with the Board an annual performance evaluation of the Committee, which performance evaluation must compare the performance of the Committee with the requirements of this Charter and be conducted in such manner as the Committee deems appropriate.  Such report to the Board may be in such form as the Committee determines, which may include being in the form of an oral report by the chair of the Committee or by another member of the Committee designated by the Committee to make such report.

4.2

No member of the Committee will receive any compensation from the Company, other than fees for being a director of the Company, or a member of a committee of the Board.

4.3

In addition to the foregoing, the Committee will perform such other duties as may be assigned to it by the Board from time to time or as may be required by any applicable stock exchanges, regulatory authorities or legislation.”

Audit Committee Oversight

At no time since the commencement of the Company’s most recently completed financial year was a recommendation of the Audit Committee to nominate or compensate an external auditor not adopted by the Board.

Reliance on Certain Exemptions

At no time since the commencement of the Company’s most recently completed financial year has the Company relied on:

(a)

any of the exemptions found in the following sections of MI 52-110: Section 2.4 (De Minimis Non-audit Services), Section 3.2 (Initial Public Offerings), Subsection 3.2(2) (Controlled Companies), Section 3.4 (Events outside Control of a Member), Section 3.5 (Death or Resignation of an Audit Committee Member), or Section 3.6 (Temporary Exemption for Limited and Exceptional Circumstances),

(b)

an exemption from MI 52-110, in whole or in part, granted under Part 8 of MI 52-110, or

(c)

Section 3.8 of MI 52-110 (Acquisition of Financial Literacy).

Pre-Approval Policies and Procedures

The Audit Committee is authorized by the Board to review the performance of the Company’s external auditors and approve in advance provision of services other than auditing and to consider the independence of the external auditors, including reviewing the range of services provided in the context of all consulting services bought by the Company.  The Chairman of the Audit Committee is authorized to approve any non-audit services or additional work which the Chairman deems as necessary and is required to notify the other members of the Audit Committee of such non-audit or additional work.

External Auditor Service Fees (By Category)

The aggregate fees billed by the Company’s external auditors in each of the last two fiscal years for audit fees are as follows:

Financial Year Ending	Audit Fees(1)	Audit Related Fees(2)	Tax Fees(3)	All Other Fees(4)
2004	16,500.00	2,000.00	3,000.00	Nil
2005	20,000.00	800.00	2,500.00	Nil

(1)

The aggregate audit fees billed.

(2)

The aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements that are not included under the heading “Audit Fees”.

(3)

The aggregate fees billed for professional services rendered for tax compliance and tax planning.

(4)

The aggregate fees billed for products and services other than as set out under the headings “Audit Fees”, “Audit Related Fees” and “Tax Fees”.

SCHEDULE “B”

STATEMENT OF CORPORATE GOVERNANCE PRACTICES

Corporate governance relates to the activities of the board of directors of the Company (the “Board”), the members of which are elected by and are accountable to the shareholders, and takes into account the role of the individual members of management who are appointed by the Board and who are charged with the day-to-day management of the Company.  The Board is committed to sound corporate governance practices that are both in the interest of its shareholders and contribute to effective and efficient decision making.  National Policy 58-201 Corporate Governance Guidelines establishes corporate governance guidelines that apply to all public companies.  The Company has reviewed its own corporate governance practices in light of these guidelines.  In certain cases, the Company’s practices comply with the guidelines, however, the Board considers that some of the guidelines are not suitable for the Company at its current stage of development and therefore these guidelines have not been adopted.  NI 58-101 mandates disclosure of corporate governance practices for non-Venture Issuers in Form 58-101F1, which disclosure is set out below.

Board of Directors

Structure and Compensation

The Board is currently composed of five (5) directors.  All of the proposed nominees for election as a director at the 2006 Annual General Meeting are current directors of the Company.  Form 58-101F1 suggests that the board of directors of every listed company should be constituted with a majority of individuals who qualify as “independent” directors under Multilateral Instrument 52-110 (“MI 52-110”), which provides that a director is independent if he or she has no direct or indirect “material relationship” with the Company.  “Material relationship” is defined as a relationship that could, in the view of the company’s board of directors, be reasonably expected to interfere with the exercise of a director’s independent judgment.  Of the proposed nominees, one (1), being Hendrik Van Alphen, the President and Chief Executive Officer, is an “inside” or management director and, accordingly is considered not to be “independent”, and one (1), being Lawrence W. Talbot, is a partner in the Company’s Canadian law firm and, accordingly is also considered not to be “independent”.  The three (3) remaining current directors are considered by the Board to be “independent”, within the meaning of MI 52-110.  In assessing Form 58-101F1 and making the foregoing determinations, the circumstances of each director have been examined in relation to a number of factors.  It is the objective of the Company to continue the search for additional qualified individuals who would be willing to serve as directors and who would be considered as “independent”, so as to strive to maintain a majority of independent Board members and enhance the quality of the Company’s corporate governance.

The Company does not currently have a Chairman of the Board and, given the current size of the Board, does not consider that a Chairman is necessary.  The independent directors exercise their responsibilities for independent oversight of management, and are provided with leadership through their position on the Board and ability to meet independently of management whenever deemed necessary.  The Board will give consideration to appointing an “independent” member as Chairman at such time as it believes that such a position is required.  Although the independent directors have the ability to meet as a group without the non-independent directors being present, they did not do so during the fiscal year ended October 31, 2005.

The Company does not currently pay its directors any remuneration, as such, and the only compensation received by non-management directors is through the grant of incentive stock options.  The quantity and quality of the Board compensation is reviewed on an annual basis, and any recommendations are referred to the Compensation Committee for review and consideration.  The number of options to be granted to any director is ultimately determined by the Board as a whole, based upon the recommendations of the Compensation Committee, thereby providing the independent directors with significant input into compensation decisions.  At present, the Board is satisfied that the current Board compensation arrangements adequately reflect the responsibilities and risks involved in being an effective director of the Company.

The following directors of the Company are directors of other reporting issuers:

Name of Director	Other Reporting Issuers	Exchange
Lawrence W. Talbot	Alma Resources Ltd. Excellon Resources Inc.	TSXV (NEX) TSXV
Hendrik Van Alphen	Wealth Minerals Ltd. Athlone Energy Ltd.	TSXV TSXV
Leonard Harris	Corriente Resources Inc. Alamos Gold Inc. Canarc Resource Corp. Morgain Minerals Inc. Endeavour Silver Corp. Solitario Resources Corporation Sulliden Exploration Inc. IMA Exploration Inc.	TSX TSX TSX TSXV TSXV TSX TSXV TSXV
Murray W. Hitzman	Mansfield Minerals Ltd.	TSXV

Since the beginning of the most recently completed financial year, there have been 5 Board meetings.  All of the directors attended all five meetings, with the exception of Leonard Harris, who attended four.

Mandate of the Board

The Board has not adopted a written mandate.  The mandate of the Board, as prescribed by the Business Corporations Act (British Columbia), is to manage or supervise the management of the business and affairs of the Company and to act with a view to the best interests of the Company.  In doing so, the Board oversees the management of the Company’s affairs directly and through the Audit Committee.  In fulfilling its mandate, the Board, among other matters, is responsible for reviewing and approving the Company’s overall business strategies and its annual business plan, reviewing and approving the annual corporate budget and forecast, reviewing and approving significant capital investments outside the approved budget; reviewing major strategic initiatives to ensure that the Company’s proposed actions accord with shareholder objectives; reviewing succession planning; assessing management’s performance against approved business plans and industry standards; reviewing and approving the reports and other disclosure issued to shareholders; ensuring the effective operation of the Board; and safeguarding shareholders’ equity interests through the optimum utilization of the Company’s capital resources.  The Board also takes responsibility for identifying the principal risks of the Company’s business and for ensuring these risks are effectively monitored and mitigated to the extent reasonably practicable.  At this stage of the Company’s development, the Board does not believe it is necessary to adopt a written mandate, as sufficient guidance is found in the applicable corporate legislation and regulatory policies.  However, as the Company grows, the Board will likely move to develop a formal written mandate.

In keeping with its overall responsibility for the stewardship of the Company, the Board is responsible for the integrity of the Company’s internal control and management information systems and for the Company’s policies respecting corporate disclosure and communications.

Each member of the Board understands that he is entitled, at the cost of the Company, to seek the advice of an independent expert if he reasonably considers it warranted under the circumstances.

The positions of President and Chief Executive Officer are combined.  The Board believes the Company is well serviced and the independence of the Board from management is not compromised by the combined role.  The Board does not, and does not consider it necessary to, have any formal structures or procedures in place to ensure that the Board can function independently of management.  The Board believes that its current composition, in which only one of five members is a member of management, is sufficient to ensure that the Board can function independently of management.

Position Descriptions

The Board has not developed a written position for the Chair of the Board (as it does not currently have one), or for the Chair of its two standing committees, the Audit Committee and the Compensation Committee, nor have the Board and the Chief Executive Officer developed a position description for the Chief Executive Officer.

The Board does not believe that, at this stage of the Company’s development, formal written position descriptions of the position of the Chair of the board and of each standing committee are required, and that good business practices and the common law provide guidance as to what is expected of each of such positions.

The general duties of the Chief Executive Officer are as set forth in the existing employment agreement between the Chief Executive Officer and the Company, which were developed by the Board, in consultation with the Chief Executive Officer, at the time the agreement was entered into, and set forth the expectations of the role and position to be fulfilled by the Chief Executive Officer.  Pursuant to the employment agreement, the Company (acting through the Board) has the ability to modify such duties as required, but it has not found it necessary to do so.

Orientation and Continuing Education

Board turnover is relatively rare and, with the exception of Mr. Murray W. Hitzman, the current directors have been with the Company for at least 2 years and two have been with the Company for 5+ years.  As a result, the Board provides ad hoc orientation for new directors.  New directors are briefed on strategic plans, short, medium and long term corporate objectives, business risks and mitigation strategies, corporate governance guidelines and existing company policies.  However, there is no formal orientation for new members of the Board, and this is considered to be appropriate, given the Company’s size and current level of operations.  However, if the growth of the Company’s operations warrants it, it is likely that a formal orientation process will be implemented.

The skills and knowledge of the Board of Directors as a whole is such that no formal continuing education process is currently deemed required.  The Board is comprised of individuals with varying backgrounds, who have, both collectively and individually, extensive experience in running and managing public companies in the natural resource sector.  Board members are encouraged to communicate with management, auditors and technical consultants to keep themselves current with industry trends and developments and changes in legislation, with management’s assistance.  Board members have full access to the Company’s records.  Reference is made to the table under the heading “Election of Directors” for a description of the current principal occupations of the members of the Company’s Board.

Ethical Business Conduct

The Board expects management to operate the business of the Company in a manner that enhances shareholder value and is consistent with the highest level of integrity.  Management is expected to execute the Company’s business plan and to meet performance goals and objectives according to the highest ethical standards. To this end, the Board has adopted a “Code of Business Conduct and Ethics” for its directors,, officers and employees and, in appropriate cases, consultants.  Interested shareholders may obtain a copy at www.sedar.com.  Pursuant to the Code, the Company has appointed its Chief Financial Officer to serve as the Company’s Ethics Officer to ensure adherence to the Code, reporting directly to the Board.  Training in the Code is included in the orientation of new employees and, to ensure familiarity with the Code, directors, officers and employees are asked to read the Code and sign a Compliance Certificate annually.  Directors, officers and employees are required to report any known violations of the Code to the Chief Financial Officer or the Chairman of the Audit Committee or, alternately, to the Company’s outside U.S. or Canadian counsel.

There have not been, since the beginning of the Company’s most recent fiscal year, any material change reports filed that pertain to any conduct of a director or executive officer that constitutes a departure from the Code.

In addition to the provisions of the Code, directors and senior officers are bound by the provisions of the Company’s Articles and the Business Corporation Act (British Columbia) which set forth how any conflicts of interest are to be dealt with.  In particular, any director who has a material interest in a particular transaction is required to disclose such interest and to refrain from voting with respect to the approval of any such transaction.

Nomination of Directors

The Board as a whole determines new nominees to the Board, although a formal process has not been adopted.  The nominees are generally the result of recruitment efforts by the individual Board members, including both formal and informal discussions among Board members and the President and Chief Executive Officer.  The current size of the Board is such that the entire Board takes responsibility for selecting new directors.  Proposed directors’ credentials are reviewed in advance of a Board meeting with one or more members of the Board prior to the proposed director’s nomination.  The Board does not believe that, at this time, the stage of its development requires an extensive formal nominating process or committee.  When vacancies arise on the Board (which they do infrequently) the Board believes that a full review and discussion of any nominees proposed by any director is the best way to determine whether or not such nominee is appropriate for, and possesses the knowledge and expertise required, by the Company at the particular time a new director is being sought.  As the Board as a whole is comprised on a majority of independent directors, the Board is of the view that this serves to ensure that all potential nominees are thoroughly review by the independent directors and that any such nominations will require the objective approval of the independent directors.

Compensation

See “Compensation Committee”, “Report of the Compensation Committee” and “Compensation of Directors” for details on the Company’s Compensation Committee and the committee’s approach to the compensation of directors.

Other Board Committees

Committees of the Board are an integral part of the Company’s governance structure.  At the present time, the Board does not have any standing committees other than the Audit Committee and the Compensation Committee.

Disclosure with respect to the Audit Committee, as required by MI 52-110 – Audit Committee, is contained in Schedule “A” to this Information Circular and disclosure with respect to the Compensation Committee is contained under the heading “Compensation Committee”.

As the Company grows, and its operations and management structure became more complex, the Board will likely find it appropriate to constitute formal standing committees, such as a Corporate Governance Committee and a Nominating Committee, and to ensure that such committees are governed by written charters and are composed of at least a majority of “independent” directors.

Assessments

The Board monitors but does not formally assess the performance of individual Board members or committee members or their contributions.  The Board does not, at present, have a formal process in place for assessing the effectiveness of the Board as a whole, its committees or individual directors, but will consider implementing one in the future should circumstances warrant.  Based on the Company’s size, its stage of development and the limited number of individuals on the Board, the Board considers a formal assessment process to be inappropriate at this time.  The Board plans to continue evaluating its own effectiveness on an ad hoc basis.